SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	Mason Capital Fund Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	50 Federal Street, 9th Floor
Boston, MA 02110

TELEPHONE NUMBER:	(617) 228-5190

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X] Yes                                                                         [  ] No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole initial Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Boston, Massachusetts on this 2nd day of March, 2023.

Mason Capital Fund Trust

/s/ Elliot Bruce
By:	Elliot Bruce
Sole Trustee

Attest:	/s/ Lindsey Wright

Name:	Lindsey Wright

Notary No:	N/A

Notary Expiration:	10/5/2023